Exhibit D1

                    UNITED STATES OF AMERICA
                           BEFORE THE
              FEDERAL ENERGY REGULATORY COMMISSION

Enron North America Corp.,                  )
Allegheny  Energy Supply Company, LLC,      )Docket  No. EC01-____________
Des Plaines Green Land Development, L.L.C., )
Gleason Power I, L.L.C., and                )
West Fork Land Development Company, L.L.C.  )

                       JOINT APPLICATION
           UNDER SECTION 203 OF THE FEDERAL POWER ACT
        FOR THE DISPOSITION OF JURISDICTIONAL FACILITIES

          Pursuant  to  Section 203 of the Federal  Power  Act

("FPA"),  16  U.S.C.   824b  (1994),  and  Part  33   of   the

Commission's regulations thereunder, 18 C.F.R. Part 33 (2000),

Enron  North  America Corp. ("ENA"), Allegheny  Energy  Supply

Company,   LLC   ("AE   Supply"),  Des  Plaines   Green   Land

Development, L.L.C. ("Des Plaines"), Gleason Power  I,  L.L.C.

("Gleason"),  and West Fork Land Development  Company,  L.L.C.

("West  Fork")  (collectively, the "Applicants")  respectfully request  expeditious Commission approval of the jurisdictional

transaction   described  below.   In  further   support,   the

Applicants show as follows:

                      I.   Introduction.

          ENA  proposes to sell securities (limited  liability

company  membership  interests) to AE  Supply  evidencing  100 percent  of  Enron's equity ownership shares in  Des  Plaines,

Gleason and West Fork under the terms of the Purchase and Sale

Agreement attached as Exhibit H hereto.  Des Plaines,  Gleason and  West  Fork are generation-owning public utility companies with  market based rate schedules on file with the  Commission and  which collectively own approximately 1,710 MW of  natural gas-fired electric generation facilities located in the States of  Indiana,  Illinois  and Tennessee. The  hub-and-spoke  and

"Appendix A" horizontal screen analyses attached as Schedule 1 hereto show no violations of the competitive screens, and that the proposed transfer of control over a relatively modest amount of generation assets raises no competitive concerns

because   it   will   have  de  minimis  impacts   on   market

concentration in the relevant destination markets.   Moreover,

none  of  the Applicants has captive ratepayers who  could  be adversely affected by the proposed transaction.  Finally,  the transaction  will  not  adversely  affect  regulation  because wholesale power sales by Des Plaines, Gleason, West Fork,  and

AE  Supply  will  remain  subject  to  Commission  regulation.

Accordingly,   the   Commission  should  find   the   proposed

transaction is consistent with the public interest  and  grant expeditious approval.

                II.  Description of the parties

           ENA  is  a  Delaware corporation  and  wholly-owned

subsidiary  of  Enron Corp., an exempt public utility  holding company  pursuant  to Section 3(a)(1) of  the  Public  Utility

Holding Company Act ("PUHCA").

           Des Plaines, Gleason and West Fork are wholly-owned

subsidiaries  of ENA.  Des Plaines owns the approximately  656

MW  Des Plaines Green Land generating facility located in Will

County,   Illinois,   which   is   interconnected   with   the

Commonwealth Edison Company transmission system.  Gleason owns the  approximately  546 MW Gleason Power  generating  facility located  in Weakley County, Tennessee, which is interconnected with  the  Tennessee  Valley  Authority  transmission  system.

Finally,  West Fork owns the approximately 508  MW  West  Fork generating facility located in Knox County, Indiana, which  is interconnected with the Cinergy and Indianapolis Power & Light

Company  transmission systems.  The Commission has  authorized

Des  Plaines,  Gleason and West Fork to make  wholesale  power sales  at market-based rates.  90 FERC  61,252 (2000)  (Letter

Order).    ENA,  Des  Plaines,  Gleason  and  West  Fork   are

affiliated with the companies identified in the organizational chart attached as Exhibit B hereto.

            AE   Supply  is  a  wholly-owned  public   utility

subsidiary  of  Allegheny Energy, Inc.  ("AE"),  a  registered public utility holding company. As of the date of this filing, AE Supply and its affiliates own, or have plans to build, approximately 9,124 MW of generating facilities located in  the  States of Maryland, Pennsylvania, Virginia  and  West

Virginia,  and has been authorized by the Commission  to  sell power at market-based rates.  Allegheny Energy Supply Company,

88  FERC  61,303 (1999).  AE has three wholly-owned franchised public  utility subsidiaries, Monongahela Power Company  ("Mon

Power"),<F1> The Potomac Edison Company ("Potomac") and West Penn

Power  Company  ("West Penn") which transact under  the  trade

name   "Allegheny  Power."   Allegheny  Power  serves  retail,

wholesale  requirements, and unbundled transmission  customers in portions of Maryland, Ohio, Pennsylvania, Virginia and West

Virginia.  Over the past year, Allegheny Power has transferred most  of  its  generating  assets to  AE  Supply  pursuant  to

Commission authorization.<F2>  AE Supply is also affiliated  with

Mountaineer  Gas Company ("Mountaineer"), which  owns  natural gas distribution facilities in the State of West Virginia.  AE

Supply's affiliates are identified on the organizational chart attached  as  Exhibit B.  An organizational chart showing  the proposed acquisition of Des Plaines, Gleason and West Fork  is also included at Exhibit B.

      III.    Description  of   the   proposed transaction

           ENA  proposes to sell 100 percent of its membership

interests  in Des Plaines, Gleason and West Fork to AE  Supply

for $1.028 billion under the terms and conditions set forth in the purchase and sale agreement attached as Exhibit H.  As set forth  in Section 3.1 of the purchase and sale agreement,  the purchase  price is subject to upward adjustment based  on  the

<F1> Mon  Power recently acquired the natural gas and electric
     distribution  assets  of  West  Virginia  Power   Company
     located in West Virginia.

<F2> The   Commission  has  authorized  Mon  Power  (93   FERC
     62,117),  West Penn (88 FERC  62,063 (1999)) and  Potomac
     (91 FERC 62,245 (2000)) to transfer jurisdictional facilities associated with their generating assets to AE Supply. The Commission granted Mon Power's petition to transfer its interests in generating assets to AE Supply on November 14, 2000, but the transaction has not yet occurred.

amount  paid by Gleason to the Tennessee Valley Authority  for certain  interconnection facilities under the terms  of  their interconnection agreement.

            The   proposed  transaction  is  contingent   upon

approvals  by  this  Commission, the Securities  and  Exchange

Commission,  and  the  Department  of  Justice.    Copies   of

applications to these agencies are attached as Exhibit G.   No

state authorizations are necessary.  The Applicants anticipate the  transaction will close in the second calendar quarter  of

2001 after the receipt of all necessary regulatory approvals.

    IV. The proposed transactions satisfy the requirements of Section 203 of the Federal Power Act

          The  proposed transactions are consistent  with  the

public  interest standard of Section 203 of the Federal  Power

Act  because  they will have no measurable adverse  affect  on competition, rates or regulation.

A.   Legal Standard

          Section  203  of the FPA provides in pertinent  part

that:

          No  public  utility shall  sell,  lease,  or
          otherwise  dispose  of  the  whole  of   its
          facilities subject to the jurisdiction of the Commission, or any part thereof of a value in excess of $50,000, or by any means whatsoever, directly or indirectly, merge or consolidate such facilities or any part thereof with those of any other person . . .
          without first having secured an order of the Commission authorizing it to do so. . . .
          After notice and an opportunity for hearing, if the Commission finds that the proposed disposition, consolidation, acquisition, or control will be consistent with the public interest, it shall approve the same.

16 U.S.C.  824b(a) (1994).

          The  Commission  is  required  to  approve  proposed

transactions  under  Section 203 when  it  finds  them  to  be compatible  with the public interest.  Pacific Power  &  Light

Company  v.  FPC,  111  F.2d 1014, 1016-17  (9th  Cir.  1940).

Applicants,  however, need not demonstrate  that  transactions will  positively benefit the public interest  to  satisfy  the

Section 203 standard.  Northeast Utilities Service Company  v.

FERC, 993 F.2d 937, 950 (1st Cir. 1993).

          The    Commission    examines    dispositions     of

jurisdictional  facilities that involve generating  assets  to determine  the  impact  a proposed transaction  will  have  on competition,  rates,  and  regulation  as  set  forth  in  the

Commission's Merger Policy Statement.  Inquiry Concerning  the

Commission's Merger Policy Under the Federal Power Act,  Order

No.  592,  FERC  Stats. & Regs.  31,044 (1996), reh'g  denied,

Order  592-A,  79  FERC   61,321 (1997);  see  Revised  Filing

Requirements Under Part 33 of the Commission's Regulations, 93

FERC  61,164, mimeo at 20 (Nov. 15, 2000).<F3>

     2. The proposed transaction will have no adverse affect on competition.

          a.   Horizontal market power.

          The  Applicants have analyzed the potential  impacts

of  the  proposed disposition through a hub-and-spoke analysis and  an  "Appendix A" competitive screen analysis attached  as

Schedule  1  hereto.   The  Applicants'  methodology  and  the

results  of  their analyses are discussed in the  accompanying affidavit  of  Dr. William H. Hieronymus.  As  Dr.  Hieronymus

explains,  these analyses show the proposed disposition  would result  in  no  screen  violations  and  raise  no  horizontal competitive concerns.

          Hub-and-Spoke Analysis

          The   Applicants'  hub-and-spoke  analysis  measures

shares of installed capacity and uncommitted capacity in first-

tier  destination  markets directly  interconnected  with  the

Applicants.   Sellers  in the first tier  market  include  all

suppliers  directly  interconnected to the destination  market and those second tier suppliers that are interconnected to  it using  the  Allegheny  Power open access transmission  tariff.

The American Electric Power Company ("AEP") market is the only

<F3> The  Commission's new rules do not become effective until
     60  after  publication  in  the  Federal  Register.   The
     Applicants, therefore, have followed the requirements of the existing regulations.

hub  market  where  there is an overlap  between  AE  Supply's existing  generating assets and those of Des Plaines,  Gleason

and  West  Fork.   The hub-and-spoke analysis examined  market

shares for the 2001-2003 time frame, and took into account  AE

Supply's (and its affiliates') existing and planned generating assets <F4>  as  well  as planned third party merchant  generating facilities expected to come on line during this time period.

The  analysis  shows the AEP hub installed  capacity

market  would  remain unconcentrated during  the  time  period

examined,    with    Herfindahl-Hirschman    Index     ("HHI")

concentration  measures increasing by only  between  4  and  6 points from pre-transaction levels.  AE Supply's market  share would  increase from about 4.4 percent to about  5.1  percent,

well  below  the 20 percent level the Commission considers  to

raise  potential  competitive  concerns.   E.g.,  Southwestern

Public Service Company, 72 FERC  61,208, at 61,966 (1995).<F5>

          The  uncommitted capacity measure also shows the AEP

hub  market would remain unconcentrated (HHIs between 410  and

502)  with HHI changes of no more than 13.  AE Supply's  share of  this  unconcentrated market would increase  from  the  5-7 percent range to about a 12-15 percent range, again raising no competitive concerns.

          Appendix A Analysis

          The   Applicants   have  also  performed   a   time-

differentiated   market  concentration  analysis   using   the

approach  set  forth in Appendix A of the Commission's  Merger

Policy  Statement.   The Applicants have  identified  non-firm

energy as the relevant product and used economic capacity  and

<F4> Planned generating facilities in the relevant market area include  a  540  MW  facility  at  an  existing  site  in
     Springdale, Pennsylvania, 88 MW of newly constructed combustion turbine capacity within the AP control area at Gans, Pennsylvania, and 132 MW of new combustion turbines in the PJM, Duquesne Light Company and AEP control areas. In addition, AE Supply plans to purchase an 83 MW share of PEPCO's ownership in the Conemaugh coal-fired generation facility located in the western portion of PJM.

<F5> The  20  percent level is a guideline, not a bright  line
     measure.   USGen  Power Services, L.P., 73  FERC   61,302
     (1995).

available  economic  capacity  as  proxies  for  a  supplier's ability  to compete for non-firm energy sales.  The Applicants have  analyzed suppliers' market shares for these products  in

14  relevant  destination markets.  The  Applicants  evaluated these  destination  markets  over 11  separate  time  periods:

super-peak, peak and off-peak periods for summer,  winter  and shoulder seasons, along with two extreme summer super peaks

(i.e., the top 25 and 125 hours of load).

          The screening test measures economic capacity as all

installed  capacity that can be delivered into  a  destination market  at  a delivered cost of less than 105 percent  of  the destination  market price.  The Applicants  analysis  examined market  shares  at  a  range  of prices  between  $15/MWh  and

$100/MWh.   Prices  used in the analysis  are  based  on  1998

system  lambdas and 1999-2000 prices reported in Power Markets

Week  for  the relevant markets.  Transmission rates into  the

destination    markets   used   maximum   FERC-filed    rates.

Transmission   limits  are  based  on  OASIS   postings,   and

simultaneous  import capability into destination  markets  was estimated  based  on  a  "common  limiting  element"  approach

consistent  with  Ohio Edison, et al.,  80  FERC   61,039,  at

61,107  (1997).   Scarce transmission capacity  was  allocated

among  suppliers  based  on the relative  amount  of  economic generation  that  each  supplier  controls  at  a  constrained interface.

          For  available  economic capacity,  the  Applicants'

analysis  considered  AE Supply's long-term  (over  one  year)

wholesale contracts and obligations to serve Allegheny Power's retail  obligations through contracts between  AE  Supply  and

Allegheny  Power  on  file with the  Commission.<F6>   For  other

suppliers,  the  Applicants relied on historical  native  load responsibility and data reported in 1999 FERC Form 714s.

<F6> Allegheny  Energy Supply Company, LLC, Docket  No.  ER00-
     2370-000 (Letter Order, June 22, 2000) (Pennsylvania); Allegheny Energy Supply Company, LLC, Docket No. ER00-2646-000 (Letter Order, June 27, 2000) (Maryland); Allegheny Energy Supply Company, LLC, Docket No. ER00-3543-000 (Letter Order, Oct. 5, 2000) (Virginia); Allegheny Energy Supply Company, LLC, Docket No. ER00-3568-000 (Letter Order, Oct. 27, 2000) (West Virginia). Retail access has not yet begun in Ohio, Virginia or West Virginia.

          The  Applicants'  data  show no  competitive  screen

violations  during any time period in any destination  market.

Post-transaction HHIs for economic capacity range from 1039 to

6770,  with the greatest change being only 26 at an HHI  level of  1871  in  the  Indiana Power & Light  Company  destination market, where AE Supply's post-transaction market share  would be about 8.9 percent.  The HHI changes in the Allegheny Energy destination  market,  where AE Supply  has  the  largest  pre-

acquisition  market  share, do not exceed  14  points.   These

changes  in  HHIs are well below the level the Commission  has found  to raise competitive concerns.  Merger Policy Statement at 30,129.  The transaction either would have no effect, or be slightly  deconcentrating,  in the  most  highly  concentrated destination markets.

          Similarly,  the available economic capacity  measure

shows no significant impact on market concentration.  The data shows  HHIs  would range between 275 and 3,946.  The  greatest

HHI   changes  (in  the  75  to  117  range)  all   occur   in

unconcentrated  markets (HHIs less than 1000).   As  with  the

economic capacity measure, the data show the transaction would either be slightly deconcentrating or have virtually no effect in more highly concentrated destination markets.

          Accordingly, the Commission should find the proposed

transaction raises no horizontal competitive concerns.

          b.   Vertical market power.

          The  Commission also considers whether a transaction

gives  an  applicant  the incentive and  ability  to  raise  a generation  rival's  costs by affecting prices  or  output  in

upstream   delivered  natural  gas  markets   and   downstream

electricity markets.  AE Supply's affiliates, Mountaineer  and

Mon  Power,  own natural gas distribution facilities  in  West

Virginia.   Mountaineer  and Mon Power  presently  provide  no

distribution  service  to  any  generators  in  their  service

territories.   The  Commission's revised  regulations  provide
that  no  vertical market power screen analysis  is  necessary when  "[t]he merging entities currently do not provide  inputs to electricity products . . . ."  Revised Filing Requirements,

Section  33.4(a)(2)(i)  mimeo at 164 (to  be  codified  at  18

C.F.R.  33.4(a)(2)(i)).  Thus, no vertical screen analysis  is necessary here.

          The   Applicants  note,  however,  that  Mountaineer

expects to provide natural gas distribution service to two new natural  gas-fired generation facilities that are expected  to come  on  line in June 2001.  These are the 500 MW  Twelvepole

Creek,  LLC facility and 300 MW Big Sandy Creek Peaker  Plant,

LLC  facility.   Even  if  a  vertical  screen  analysis  were

required  in  this case, this new generation  would  raise  no vertical competitive concerns.

          The Commission has previously found that natural gas

does  not affect the marginal price of electricity in the East

Central Area Reliability Council ("ECAR") region, which is the

geographic   area   relevant  to  the  proposed   transaction.

NiSource  Inc.  and  Columbia Energy Group,  92  FERC   61,068

(2000).    As  Dr.  Hieronymus  explains,  natural   gas-fired

generation  continues  to play a limited  role  in  generating electric  energy in ECAR, accounting for only 1.1  percent  of generation in 1998.<F7>  Natural gas is the marginal fuel in ECAR less than one percent of the time.  Id.<F8>

          Thus,  Mountaineer's ability to  affect  prices  for

electric  energy to benefit Allegheny Power is  likely  to  be

negligible.   Accordingly,  the  Commission  should  find  the

proposed  transaction does not create or enhance the Allegheny

Energy  companies'  ability  to affect  prices  in  downstream electricity  markets,  and  that the  Application,  therefore,

raises  no vertical market power concerns.  NiSource, 92  FERC at 61,239.

<F7> The  Commission relied on Dr. Hieronymus's  analysis  in
     NiSource.

<F8> New   generation   facilities  in  West   Virginia   have
     alternative natural gas supply sources available to them, including Columbia Gas Transmission Corporation, which supplies natural gas to Mountaineer, Dominion Transmission, Inc., Equitrans, Inc., Tennessee Gas Pipeline Company, and Texas Eastern Transmission Corporation.

     3. The proposed transaction will not adversely affect wholesale rates.

          All  of the Applicants' unaffiliated wholesale power

sales  customers  are  served under agreements  negotiated  at competitive market-based rates.  Des Plaines, Gleason and West

Fork  will  continue  to  honor their  wholesale  power  sales obligations.  Therefore, no wholesale power sales customer  of the  Applicants  will be adversely affected  by  the  proposed transaction.

           Moreover,  potential power sales  by  Des  Plaines,

Gleason  or  West Fork to AE Supply or Allegheny  Power  would have  no  effect  on Allegheny Power's wholesale  requirements

customers.   All  of those customers are presently  served  by

Allegheny  Power under fixed rate agreements which contain  no fuel  clauses.  Once those contracts expire over the next  few years,<F9>  the  customers will be free to negotiate  new  supply contracts with any seller in the competitive market  place  to meet their needs.

           Although the Commission has authorized AE Supply to

sell  power to the Allegheny Power companies at prices  capped by  the hourly Pennsylvania-New Jersey-Maryland ("PJM")  index price,<F10>  the  proposed  transaction can  have  no  effect  on

Allegheny Power's captive retail customers.  Retail ratepayers throughout  the Allegheny Power service territory  either  all

have,  or soon are expected to have, competitive choice.   For

those  retail customers who do not exercise choice, AE  Supply sells  power to Allegheny Energy at fixed rates on  file  with the  Commission to meet Allegheny Power's retail  provider  of last resort obligations.

<F9>  All such contracts expire between 2001 and 2003.

<F10> See  Allegheny Energy Supply Company, 88  FERC   61,303
      (1999) (accepting AE Supply's market-based sales tariff); Allegheny Energy Supply Company, LLC, Docket No. ER99-4087-001 (Feb. 17, 2000) (Staff Letter Order) (accepting ancillary services agreement permitting sales of energy imbalance service to West Penn at rates not to exceed the posted PJM index price); Allegheny Energy Supply Company, LLC, Docket No. ER00-2309-000, mimeo (June 14, 2000)
      (accepting amendment to ancillary services agreement adding Potomac to the ancillary services agreement and authorizing sales at the weighted average price of AE Supply's non-affiliate sales during hours when PJM caps the index price).

           Further, as described in the affidavit of Mr.  John

R.   Howells   included  as  Exhibit  D  to  the   recent   AE

Supply/Allegheny  Power application to amend  their  ancillary services  agreement in Docket No. ER00-2309-000  (filed  April

26,  2000),  the  Allegheny Power companies cannot  manipulate transactions  in  a manner to flow costs arising  under  their

wholesale  power sales agreements onto retail  customers.   As

Mr.  Howells  demonstrated, there are  simply  no  longer  any retail  base  rates  which affect Allegheny Power's  regulated ratepayers,  and even if there were a retail rate  proceeding,

no wholesale energy costs can be taken into account in such  a

proceeding.   In  any event, state regulators would  have  the

opportunity   to   scrutinize  Allegheny  Power's   costs   if

circumstances were to change and a new retail rate  proceeding

were  to  occur.   In  short, it is not  possible  for  retail

ratepayers  to be adversely impacted by wholesale power  sales transactions between AE Supply and any of the Allegheny  Power companies absent prior regulatory scrutiny.

           Finally, there are now retail rate freezes followed

by  (or  in conjunction with) retail choice programs in  place throughout the Allegheny Power service territories as follows:

          Ohio. Mon Power's retail access settlement filed with the Public Utility Commission of Ohio begins retail competition on January 1, 2001 and freezes rates for large commercial and industrial customers until December 31, 2003, with residential customers receiving a five percent rate reduction and rate freeze through December 31, 2005. See Application in Docket No. EC00-135-000 at 17-18 and Appendix G.

          Pennsylvania. Pursuant to the Electricity Generation Customer Choice Act, 66 Pa. C.S. 2801-2813
     (1996), Pennsylvania began to phase-in retail customer choice on January 1, 1999, with all retail customers having full customer choice effective January 2, 2000 pursuant to West Penn's settlement agreement with the Pennsylvania Public Utility Commission. That settlement also freezes West Penn's retail rates at the current level until January 1, 2006, with limited step increases through 2008. A copy of the Pennsylvania retail access settlement was filed with the Commission at Appendix G of the application to transfer certain jurisdictional assets from West Penn to AE Supply filed on September 2, 1999 in Docket No. EC99-112-000. See Allegheny Energy Supply Company, 89 FERC 62,063 (1999).

          Maryland. As explained in Potomac's application in Docket No. EC00-83-000 accepted on June 30, 2000, The Potomac Edison Company, 91 FERC 62,245 (2000), under Maryland's retail restructuring legislation and Potomac's settlement agreement with the Maryland Public Service Commission, full customer choice for all of Potomac's

     Maryland customers began on July 1, 2000. Under the terms of its settlement agreement, Potomac's residential customers will have annual revenue reductions of $10.4 million totaling $72.8 million during the period January 1, 2002 through December 31, 2008. Potomac's customers under rate Schedules C, G, CA, CSH and PH will have annual revenue reductions of $1.5 million totaling $10.5 million during the period January 1, 2002 through
     December 31, 2008. A copy of this settlement was included at Appendix G of the application filed with the Commission in Docket No. EC00-83-000.

          West Virginia. Potomac's and Mon Power's retail access settlement agreements in West Virginia provide for the start of retail access on January 1, 2001 (subject to final implementing legislation). Similar to Maryland, the West Virginia settlements provide for a freeze of present rates through January 1, 2005, with limited rate increases thereafter until the eleventh year after competition begins. See Appendix G to Potomac's application in Docket No. EC00-83-000 and Appendix G to Mon Power's Application in Docket No. EC00-135.

          Virginia. The State Corporation Commission of the Commonwealth of Virginia issued an order on July 11, 2000 accepting Potomac's settlement agreement with Commission Staff providing for (1) the roll-in of Potomac's fuel rate into its base rates at a stated level beginning July 1, 2000, and thereafter to terminate the fuel adjustment clause, and (2) reducing Potomac's base rates by $1 million annually effective July 1, 2000, with the reduced base rates frozen at this lower level through 2007 (subject to Potomac's right to petition for rate relief pursuant to Virginia law after July 1, 2001). Retail choice in Virginia will begin January 1, 2002.

     4. The proposed transaction will have no adverse affects on regulation.

          Des  Plaines, Gleason and West Fork sell power  (and

expect  to  continue to sell power) exclusively  at  wholesale

and,   therefore,  are  not  subject  to  State  retail   rate

regulation.   Des Plaines, Gleason, West Fork  and  AE  Supply

will  remain  subject  to wholesale rate  regulation  by  this

Commission.   Therefore,  the proposed  transaction  will  not

adversely affect regulation.

    V.  Requirement Under Section 33.2 of the Commission's
                          Regulations

          In  accordance with Section 33.2 of the Commission's

regulations (18 C.F.R.  33.2 (1998)), the Applicants  show  as follows:

A.   Section 33.2(a)

     The exact names and addresses of the principal business

     offices.

Enron North America Corp.     Des Plaines Green Land Development, L.L.C.
1400 Smith Street             1400 Smith Street
Houston, TX  77002            Houston, TX  77002

Gleason Power I, L.L.C.       West Fork Land Development Company, L.L.C.
1400 Smith Street             1400 Smith Street
Houston, TX  77002            Houston, TX  77002

Allegheny Energy Supply
   Company, LLC
RR 12, Box 1000
Roseytown Road
Greensburg, PA 15601

B.   Section 33.2(b)

     Name and address of the persons authorized to receive notices and communication in respect to application.

For AE Supply:

David C. Benson                         Patricia J. Clark
Allegheny Energy Supply Company, LLC    Deborah J. Henry
RR   12,  Box  1000                     Allegheny  Energy Service Corporation
Roseytown Road                          800 Cabin Hill Drive
Greensburg, PA 15601                    Greensburg, PA  15601
phone:(724) 853-3790                    phone:  (724) 838-6217
fax:  (724) 853-3788                    phone:  (724) 838-6894
e-mail: dbenson@alleghenyenergy.com     fax:     (724) 830-5184
fax:  (724) 838-6177                    e-mail: pclark@alleghenyenergy.com

dhenry1@alleghenyenergy.com
Raymond B. Wuslich
Winston & Strawn
1400 L Street, N.W.
Washington, D.C.  20005-3502
phone:  (202) 371-5725
fax:  (202) 371-5950
e-mail:    rwuslich@winston.com

For ENA, Des Plaines, Gleason and West Fork:

Stuart Zisman                        Sam Behrends, IV
Enron North America Corp.            Catherine P. McCarthy
1400  Smith  Street                  LeBoeuf, Lamb,  Greene  & MacRae, L.L.P.
Houston,  TX   77002                 1875 Connecticut  Avenue, N.W.
phone: (713) 853-7493                Suite 1200
fax:   (713)  646-3490               Washington, D.C.   20009-5728
e-mail: stuart.zisman@enron.com      phone:  (202) 986-8000
fax:  (202) 986-8102                 e-mail:  sbehrend@llgm.com
                                              cpmccart@llgm.com

C.   Section 33.2(c)

     Designation of the territories served by counties and

States.

          Des  Plaines, Gleason, West Fork and AE Supply  have

no   franchised  service  territories.   The  Commission   has

authorized  these  companies  to sell  power  at  market-based

rates.   See Gleason Power I, L.L.C., et al., 90 FERC   61,252

(2000);  Allegheny  Energy Supply  Company,  88  FERC   61,303

(1999).

D.   Section 33.2(d)

     A general statement briefly describing the facilities owned or operated for transmission of electric energy in interstate commerce or the sale of electric energy at wholesale in interstate commerce.

          Des  Plaines,  Gleason and West Fork.  Des  Plaines,

Gleason  and  West  Fork  own  and operate  merchant  electric generation  facilities and associated transmission  facilities

to  interconnect with the bulk power transmission grid.   They

serve  customers  in competitive wholesale power  markets  and have  market-based  rate schedules and service  agreements  on file  with  the Commission.  See Gleason Power I,  L.L.C.,  et

al., 90 FERC  61,252 (2000).

          AE  Supply.   AE  Supply owns and operates  electric

generation  facilities and associated transmission  facilities

to  interconnect  with the bulk power transmission  grid.   AE

Supply  serves  customers in competitive retail and  wholesale markets  and  has  market-based  rate  schedules  and  service agreements on file with the Commission.  See Allegheny  Energy

Supply  Company,  88  FERC  61,303  (1999).   AE  Supply  also
provides  ancillary services to Allegheny Power<F11> and provides the Allegheny Power companies with energy to meet their retail service  obligations in Maryland, Ohio, Pennsylvania, Virginia and West Virginia.

E.   Section 33.2(e)

     Whether the application is for disposition of facilities by sale, lease, or otherwise, a merger or consolidation of facilities, or for purchase or acquisition of securities of a public utility, also a description of the consideration, if any, and the method of arriving at the amount thereof.

          The  application is for Commission approval of ENA's

sale   of   100  percent  of  its  limited  liability  company

membership interests in Des Plaines, Gleason and West Fork  to

AE  Supply  at  a  negotiated sale price  of  $1.028  billion,

subject  to  adjustment  as set for  in  Section  3.1  of  the purchase  and  sale agreement attached as Exhibit  H  to  this

Application.

F.   Section 33.2(f)

     A statement of facilities to be disposed of, consolidated, or merged, giving a description of their present use and of their proposed use after disposition, consolidation, or merger. State whether the proposed disposition of facilities or plan for consolidation or merger includes all the operating facilities of the parties to the transaction.

          Des  Plaines, Gleason and West Fork collectively own

approximately 1,710 MW of merchant generating assets and

associated  step-up transformers located in Illinois,  Indiana and  Tennessee.  As noted above, Des Plaines, Gleason and West

Fork  have been authorized by the Commission to make wholesale power  sales  at negotiated market-based rates.  The  proposed disposition includes 100 percent of the outstanding membership interests in these companies, which will result in a change in control  over jurisdictional facilities, including  generation step-up transformers, corporate books and records, and market-


<F11>  Allegheny Energy Supply Company, L.L.C., 91 FERC  61,255
      (2000).

based  rate  schedules  and agreements.   After  the  proposed

disposition,  the companies will continue to make market-based wholesale power sales.<F12>

G.   Section 33.2(g)

     A statement (in the form prescribed by the Commission's Uniform System of Accounts for Public Utilities and Licensees) of the cost of the facilities involved in the sale, lease, or other disposition or merger or consolidation. If original cost is not known, an estimate of original cost based, insofar as possible, upon records or data of the application or its predecessors must be furnished, together with a full explanation of the manner in which such estimate has been made, and a description and statement of the present custody of all existing pertinent data and records.

          The  Commission  has granted Des  Plaines,  Gleason,

West  Fork  and  AE  Supply waivers from compliance  with  the

Commission's  Uniform System of Accounts.   Gleason  Power  I,

L.L.C.,  et  al.,  90  FERC  61,252 (2000);  Allegheny  Energy

Supply  Company, 88 FERC  61,303 (1999).  The  Commission  has

waived this reporting requirement in similar cases, see Destec

Energy,  Inc., 79 FERC  61,373, at 62,575 (1997),  and  is  no

longer  requiring this information in future filings.  Revised

Filing   Requirements  Under  Part  33  of  the   Commission's

Regulations, 93 FERC  61,164, mimeo at 10-11 (Nov. 15, 2000).

Accordingly,  the  Applicants respectfully request  waiver  of this data requirement.

H.   Section 33.2(h)

     A statement as to the effect of the proposed transaction upon any contract for the purchase, sale, or interchange of electric energy.

          The  proposed  disposition  will  have  no  material

impact   upon  any  contract  for  the  purchase,   sale,   or

interchange of electric energy in interstate commerce.

I.   Section 33.2(i)

     A statement as to whether or not any application with respect to the transaction or any part thereof is required to be filed with any other federal or state regulatory body.


<F12>Des Plaines, Gleason and West Fork have contemporaneously filed a "Notification of Change in Status and Petition for Acceptance of Pro Forma Revised Market Rate
     Schedules" to reflect their expected change in affiliation as a result of the proposed transaction.

          The Applicants have filed applications for approvals

from the Securities and Exchange Commission and the Department

of  Justice,  and  copies  of those filings  are  attached  as

Exhibit G hereto.  No state approvals are required.

J.   Section 33.2(j)

     The  facts  relied upon by applicants to  show  that  the
     proposed   disposition,  merger,  or   consolidation   of
     facilities   or   acquisition  of  securities   will   be
     consistent with the public interest.

          The  Applicants have provided an explanation of  why

their  proposed  dispositions are consistent with  the  public interest under Section IV above.

K.   Section 33(k)

     A  brief  statement of franchises held, showing  date  of

expiration if not perpetual.

          None of the Applicants operates a franchised service

area.

L.   Section 33.2(l)

     A  form of notice suitable for publication in the Federal
     Register.

          A  draft  notice  suitable for  publication  in  the

Federal  Register which briefly summarizes the  facts  of  the proposed  disposition is attached as Exhibit J.  An electronic version of the draft notice is separately enclosed on a 3 1/2"

computer diskette.

         VI.  Request for Waivers of Certain Exhibits

           The Commission has required the filing of only such

information as will satisfy the minimum statutory requirements of  Section  203 of the Federal Power Act with regard  to  the disposition  of facilities similar to those at issue  in  this

Application.   E.g., American Ref-Fuel of Hempstead,  81  FERC

62,165  (1997);  SEMASS Partnership, 81 FERC   62,164  (1997).

Thus,  the  Commission's  practice  has  been  to  waive   the

requirements   of  Part  33  when  the  Application   contains

"sufficient information to evaluate the proposed transaction."

PSI  Energy, Inc., 60 FERC  62,131 (1992); see Destec  Energy,

Inc., 79 FERC  62,575 (1997).

            Consistent   with  this  Commission  policy,   the

Applicants respectfully request waiver of Exhibits  A,  C,  E,

and  F.   Exhibit A requires copies of directors'  resolutions

authorizing the proposed transaction and Exhibits C, E  and  F require financial information. The Commission recently amended its  regulations  to eliminate these filing  requirements  for future  applications.  Revised Filing Requirements Under  Part

33  of the Commission's Regulations, 93 FERC  61,164, mimeo at

10-11  (Nov. 15 2000).  Moreover, as noted above, Des Plaines,

Gleason,  West Fork and AE Supply are not required  to  comply

with  the  Commission's Uniform System of  Accounts.   Gleason

Power  I,  L.L.C.,  et al., 90 FERC  61,252 (2000);  Allegheny

Energy  Supply Company, 88 FERC  61,303 (1999).   Accordingly,

the  Applicants  submit  that  waiver  of  these  exhibits  is appropriate here.

                           CONCLUSION

          For    the   foregoing   reasons,   the   Applicants

respectfully  request expeditious Commission approval  of  the transaction described above.

                                   Respectfully submitted,



Sam Behrends, IV                          Raymond B. Wuslich
Catherine P. McCarthy                     Winston & Strawn
LeBoeuf,  Lamb, Greene & MacRae, L.L.P.   1400  L  Street,N.W.
1875   Connecticut  Avenue,  N.W.         Washington,  D.C. 20005
Suite 1200                                phone:  (202) 371-5700
Washington, D.C.  20009-5728              fax:    (202)  371-5950
phone:     (202) 986-8000                 email: rwuslich@winston.com
fax:       (202) 986-8102
e-mail:  sbehrend@llgm.com
         cpmccart@llgm.com
                                       Patricia J. Clark
                                       Deborah J. Henry
                                       Allegheny  Energy Service Corporation
                                       800 Cabin Hill Drive
                                       Greensburg, PA  15601
                                       phone:  (724) 838-6217
                                       phone:  (724) 838-6894
                                       fax:       (724) 830-5184
                                       fax:  (724) 838-6177
                                       e-mail: pclark@alleghenyenergy.com
                                               dhenry1@alleghenyenergy.com


                    Attorneys for the Applicants

December 7, 2000

                                                    Schedule 1









                 Market Concentration Analysis

            Affidavit Of Dr. William H. Hieronymus

                                                     Exhibit A


          Copies  of  all resolutions  of  directors
          authorizing   the  proposed   disposition,
          merger, or consolidation of facilities, or
          acquisition of securities, in  respect  to
          which  the  application is made,  and,  if
          approval   of   stockholders   has    been
          obtained, copies of the resolutions of the stockholders should also be furnished.


     The Applicants have requested waiver of this requirement.

                                                     Exhibit B


          A  statement of the measure of control  or
          ownership exercised by or over each  party
          to   the  transaction  as  to  any   pubic
          utility,  or bank, trust company,  banking
          association, or firm that is authorized by
          law  to  underwrite or participate in  the
          marketing  of  securities  of   a   public
          utility, or any company supplying electric equipment to such party. Where there are any intercorporate relationships through holding companies, ownership of securities or otherwise, the nature and extent of such relationship; also state whether any of the parties to the transaction have officers or directors in common. If not a member of any holding company system, include a statement to that effect.


          Statements for each of the Applicants are attached, as are corporate organizational charts.

                           EXHIBIT B

        STATEMENT OF MEASURE OF CONTROL OR OWNERSHIP OF
             ALLEGHENY ENERGY SUPPLY COMPANY, LLC

1.   Allegheny  Energy Supply Company, LLC ("AE  Supply")
     is  a  wholly-owned subsidiary of Allegheny  Energy,
     Inc.,  a  registered public utility holding  company
     pursuant  to the Public Utility Holding Company  Act
     of  1935.   Allegheny Energy, Inc. is not controlled
     by any public utility, or bank, trust company, banking association, or firm that is authorized by law to underwrite or participate in the marketing of securities of a public utility, or company supplying electric equipment to it or its affiliates.

2. AE Supply does not control any other public utility, or any bank, trust company, banking association, or firm authorized to underwrite or participate in the marketing of securities of a public utility, or any company supplying electric equipment to it or any of its affiliates.

                                                     Exhibit C


          Balance   sheets   and  supporting   plant
          schedules  for  the most recent  12  month
          period only, on an actual basis and  on  a
          pro forma basis in the form prescribed for
          Statement A and B of the FPC Annual Report
          Form  No. 1, prescribed by  141.1 of  this
          chapter.   The  adjustments  necessary  to
          arrive at the pro forma statements should be clearly identified.


     The Applicants have requested waiver of this requirement.

                                                     Exhibit D


          A   statement  of  all  known   contingent
          liabilities except minor items such as damage claims and similar terms involving relatively small amounts, as of the date of the application.


     Statements are attached.

                           EXHIBIT D

       STATEMENT OF ALL KNOWN CONTINGENT LIABILITIES OF
                    ALLEGHENY ENERGY, INC.

        A statement is attached.

                           EXHIBIT D

       STATEMENT OF ALL KNOWN CONTINGENT LIABILITIES OF
                          ENRON CORP.

        A statement is attached.

                                                     Exhibit E


          Income  statement for the most  recent  12
          month period only, on an actual basis  and
          on   a   pro  forma  basis  in  the   form
          prescribed  for Statement  C  of  the  FPC
          Annual  Report  Form No. 1  prescribed  by
            141.1  of this Chapter.  The adjustments
          necessary  to  arrive  at  the  pro  forma
          statements should be clearly identified.

     The Applicants have requested waiver of this requirement.

                                                     Exhibit F


          An analysis of retained earnings for the period covered by the income statements referred to in Exhibit E.


     The Applicants have requested waiver of this requirement.

                                                     Exhibit G


          A copy of each application and exhibit filed with any other Federal or State regulatory body in connection with the proposed transaction, and if action has been taken thereon, a certified copy of each order relating thereto.


     A copy of the Applicants' Hart-Scott-Rodino filing with the U.S. Department of Justice is attached. The Applicants will supplement this Exhibit with a copy of AE Supply's application to the Securities and Exchange Commission as soon as it becomes available.

                                                    Exhibit H


          A  copy  of  all contracts in  respect  to
          sale,    lease,    or    other    proposed
          disposition,  merger or  consolidation  of
          facilities, or purchase of securities,  as
          the  case may be, together with copies  of
          all other written instruments entered into
          or  proposed  to be entered  into  by  the
          parties   to  the  transaction  pertaining
          thereto.


     A copy of the Purchase and Sale Agreement and the Schedules thereto is attached.

                                                     Exhibit I


          A  general  or key map on a scale  of  not
          more than 20 miles to the inch showing  in
          separate  colors  the properties  of  each
          party    to    the    transaction,     and
          distinguishing such parts of them  as  are
          included   in  the  proposed  disposition,
          consolidation or merger. The map should also clearly indicate all interconnections and the principal cities of the area served. Whenever possible, the map should not be over 30 inches in its largest dimension.


Maps showing the location of the Des Plaines, Gleason and West
Fork facilities is attached, as well as a map of the Allegheny
Power system showing the location of generating facilities owned or controlled by AE Supply and its affiliates.

                                                    Exhibit J









                Form of Federal Register Notice

                   UNITED STATES OF AMERICA
                          BEFORE THE
             FEDERAL ENERGY REGULATORY COMMISSION

Enron North America Corp.,                  )
Allegheny  Energy Supply Company, LLC,      ) Docket  No. EC01-____________
Des Plaines Green Land Development, L.L.C., )
Gleason Power I, L.L.C., and                )
West Fork Land Development Company, L.L.C.  )

                       NOTICE OF FILING
          Take notice that on December 7, 2000, Enron North America Corp. ("ENA"), Allegheny Energy Supply Company, LLC ("AE Supply"), Des Plaines Green Land Development, L.L.C. ("Des Plaines"), Gleason Power I, L.L.C. ("Gleason"), and West Fork Land Development Company, L.L.C. ("West Fork") filed a "Joint Application Under Section 203 Of The Federal Power Act For The Disposition Of Jurisdictional Facilities" requesting expeditious Commission approval of ENA's sale of its equity ownership interests in Des Plaines, Gleason and West Fork to AE Supply all as more fully described in the Application.

          Any person desiring to be heard or to protest such filing should file a motion to intervene or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 C.F.R.
385.211 and 385.214). All such motions and protests should be filed on or before _______________. Protests will be considered by the Commission to determine the appropriate action to be taken, but will not serve to make protestants parties to the proceedings. Any person wishing to become a party must file a motion to intervene. Copies of this filing are on file with the Commission and are available for public inspection. This filing may also be viewed on the Internet at http://www.ferc.fed.us/online/rims.htm (call 202-208-2222 for assistance). Comments and protests may be filed electronically via the Internet in lieu of paper. See 18 C.F.R. 385.2001(a)(1)(iii) and the instructions on the
Commission's             web              site              at
http://www.ferc.fed.us/efi/doorbell.htm.


                              David P. Boergers
                                    Secretary